Exhibit 99.1

Tronox Reports Fourth Quarter and Full Year 2021 Financial Results

Record 2021 financial results driven by strengthened and differentiated business model

Well-positioned for continued sales, earnings and margin expansion and strong free cash flow

STAMFORD, Conn., Feb. 16, 2022/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide pigment, today reported its financial results for the quarter ending December 31, 2021:

Fourth Quarter 2021 Financial Highlights:

•	Revenue of $884 million

•	Income from operations of $134 million; Net income of $87 million

•	Adjusted EBITDA of $233 million; Adjusted EBITDA margin of 26.4% (non-GAAP)

•	GAAP diluted EPS of $0.52; Adjusted diluted EPS of $0.53 (non-GAAP)

•	Free cash flow of $50 million (non-GAAP) after $89 million in capital expenditures

•	Reduced total debt to $2.6 billion, resulting in a net leverage ratio of 2.5x

Full Year 2021 Financial Highlights:

(Comparisons are to the prior year (2021 vs. 2020) unless otherwise noted)

•	Achieved record revenue of $3,572 million, a 30% increase

•	Income from operations of $577 million, a 113% increase; Net income of $303 million

•	Record Adjusted EBITDA of $947 million, a 42% increase; Adjusted EBITDA margin of 26.5% (non-GAAP)

•	GAAP diluted EPS of $1.81; Adjusted diluted EPS of $2.29 (non-GAAP), a 309% increase

•	Free cash flow of $468 million (non-GAAP) after $272 million in capital expenditures, a 193% increase

2022 Summary Outlook:

For 2022, Tronox is reinstating its practice of providing annual guidance on the following metrics:

•	2022 Adjusted EBITDA expected to be $1.025-$1.125 billion

•	2022 Reported diluted EPS expected to be $3.02-$3.52

•	2022 Adjusted diluted EPS expected to be $3.08-$3.59

•	2022 Free cash flow over $400 million

•	Q1 2022 Adjusted EBITDA expected to be $230-$245 million

•	Board intends to increase the annualized dividend to $0.50 per share from $0.40 per share beginning in the first quarter of 2022

This outlook is based on Tronox’s current views on current global economic activity and is subject to changes and impacts associated with the ongoing pandemic, global supply chain, and inflation-related challenges, among others.

Note: For the Company’s guidance with respect to full year 2022 Adjusted EBITDA, Adjusted EPS and Free Cash Flow and Q1 2022 Adjusted EBITDA, we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company’s control or cannot be reasonably predicted.

Summary of Financial Results for the Quarter Ending December 31, 2021

($M unless otherwise noted)	Q4 2021	Q4 2020	Y-o-Y%∆	Q3 2021	Q-o-Q%∆
Revenue	$884	$783	13%	$870	2%
TiO2	$675	$587	15%	$682	(1)%
Zircon	$119	$94	26%	$116	3%
Feedstock and other products	$91	$102	(11)%	$72	26%
Income from operations	$134	$94	43%	$168	(20)%
Net Income	$87	$57	53%	$113	(23)%
Net Income attributable to Tronox	$83	$45	84%	$111	(25)%
GAAP diluted earnings per share	$0.52	$0.31	68%	$0.70	(26)%
Adjusted diluted earnings per share	$0.53	$0.19	179%	$0.72	(26)%
Adjusted EBITDA	$233	$204	14%	$252	(8)%
Adjusted EBITDA Margin %	26.4%	26.1%	30 bps	29.0%	(260) bps
Free cash flow	$50	$133	(62)%	$191	(74)%
	Y-o-Y%∆			Q-o-Q%∆
	Volume	Price		Volume	Price
TiO2	0%	15%		(4)%	3%
Local Currency Basis	n/a	17%		n/a	4%
Zircon	0%	26%		(6)%	9%

Co-CEOs’ Remarks

“We are proud of our overall performance in 2021, which was a year of record results in production, volumes, revenues, EBITDA and free cash flow,” commented Jean-François Turgeon, co-chief executive officer. “Tronox’s fourth quarter results were in line with our expectations, with our team managing strong customer demand while navigating a number of macro challenges including input cost inflation and supply chain disruptions. These results were driven by robust demand across our end markets, with the supply / demand balance remaining tight due to below seasonally normal levels of TiO2, production being challenged by supplier force majeures and delivery times extended by shipping delays. Tronox is well-positioned to continue managing through and overcoming these challenges. Our global footprint positions us close to our customers, while vertical integration ensures security of supply. Ongoing key capital projects are strengthening the business model to further unlock the value within the enterprise and improve our return on capital. We will continue to execute on our long-term strategy to meet growing customer demand while delivering value for our stakeholders.”

John D. Romano, co-chief executive officer added, “When we assumed the roles of co-CEOs in early 2021, JF and I committed to prioritizing the use of free cash flow toward debt reduction. In 2021, we reduced our debt level by $745 million to $2.6 billion as of December 31. At the same time, we made significant strategic and ongoing investments in the business totaling over $270 million, including funding our two key capital projects: newTRON, a global business transformation to automate and digitize our operations, and Atlas Campaspe, the mine development in Eastern Australia. These efforts are fundamental to maintaining our high level of vertical integration and reducing our cost per ton. Additionally, given our consistent and strong free cash flow, we increased our quarterly dividend by a total of 43% in 2021 to $0.40 on an annualized basis.”

Mr. Romano continued, “These achievements would not have been possible without our ~6,500 global employees whose dedication, perseverance and ingenuity allowed us to deliver outstanding performance in spite of numerous external pressures, so thank you to our employees for your commitment to Tronox.”

Fourth Quarter 2021 Results

(Comparisons are to prior year (Q4 2021 vs. Q4 2020) unless otherwise noted)

The Company reported fourth quarter revenue of $884 million, an increase of 13%, primarily driven by higher average selling prices. Revenue from TiO2 sales was $675 million, an increase of 15% driven by a 17% increase in average selling prices on a local currency basis or a 15% increase on a US dollar basis, while TiO2 volumes were level. Sequentially, TiO2 volumes declined 4%, within the guided range, and average selling prices increased 4% on a local currency basis or 3% on a US dollar basis.

Zircon revenue increased 26% to $119 million, driven by an equal increase in average selling prices while volumes were level. Sequentially, zircon volumes declined 6%, due to higher sales from inventory in the third quarter, while average selling prices increased 9%.

Revenue from feedstock and other products was $91 million, which represented an 11% decrease, due to the internal consumption of all feedstocks in the quarter compared to the prior year, partially offset by increased pig iron revenue from higher average selling prices.

Net income attributable to Tronox of $83 million, or $0.52 per diluted share, compared to $45 million, or $0.31 per diluted share in the year-ago period. Excluding non-recurring adjustments totaling $2 million or $0.01 per diluted share, adjusted net income attributable to Tronox (non-GAAP) was $85 million, or $0.53 per diluted share.

Adjusted EBITDA of $233 million increased by 14% with an Adjusted EBITDA margin of 26.4%. The increase in Adjusted EBITDA versus the prior year was driven primarily by higher average selling prices across all products, partially offset by higher costs to serve our customers including increases in raw materials, natural gas and freight. Exchange rates were a net headwind in the quarter versus prior year due largely to unfavorable Euro impacts on revenue, as forward currency positions taken in the prior year offset the unfavorable Australian dollar movements in the quarter.

Sequentially, Adjusted EBITDA improved on higher average selling prices, but was more than offset by lower sales volumes, as guided, and higher costs to serve our customers including increases in raw materials, natural gas and freight. Exchange rates were a slight net tailwind in the quarter versus the third quarter as favorable currency movements on the South African rand, Brazilian real, Australian dollar and British pound sterling were largely offset by unfavorable exchange rate impacts from the Euro.

The Company's selling, general and administrative expenses were $84 million in the quarter. Interest expense was $34 million, a 31% decrease due to lower debt levels and reduced interest rates compared to the prior year. Depreciation, depletion and amortization expense was $70 million.

Full Year 2021 Results

The Company reported full-year revenue of $3,572 million, an increase of 30% year-over-year. Net income attributable to Tronox was $286 million, or $1.81 per diluted share. Excluding non-recurring adjustments totaling $76 million or $0.48 per diluted share, adjusted net income attributable to Tronox (non-GAAP) was $362 million or $2.29 per diluted share. Adjusted EBITDA of $947 million increased 42% compared to $668 million in the prior year on a reported basis, while Adjusted EBITDA margin of 26.5% increased 230 basis points compared to the prior year.

Balance Sheet, Cash Flow and Capital Allocation

Tronox reduced its total debt by $745 million in 2021, resulting in a total debt balance of $2.6 billion as of December 31, 2021. Net leverage at the end of 2021 was 2.5x, down from 4.1x at the end of 2020. The Company is committed to continuing the reduction of its gross debt below the previously communicated target of $2.5 billion. Available liquidity at the end of the quarter totaled $677 million, including $228 million in cash and cash equivalents and $449 million under existing revolving credit agreements.

Free cash flow for the fourth quarter was $50 million after $89 million in capital expenditures. Full year 2021 free cash flow totaled a record $468 million after $272 million in capital expenditures, including investments in key projects such as newTRON and Atlas Campaspe. These investments are expected to generate returns significantly above the Company’s cost of capital. As part of its capital allocation strategy, Tronox expects to continue to invest in cost reduction-, growth- and vertical integration-related projects.

In November 2021, Tronox's Board of Directors authorized the repurchase of up to $300 million of the Company's ordinary shares through February 2024. The Board also announced its intention to increase the annual dividend by an additional 25% to $0.50 per share beginning with the first quarterly dividend in 2022. Tronox intends to allocate remaining free cash flow after capital expenditures and dividend payments towards continued debt reductions and opportunistic share repurchases.

Sustainability

In 2021, Tronox made significant strides on its environmental, social and governance (“ESG”) efforts. In July, the Company formalized its commitments to align with a global warming scenario of below 2o centigrade and achieve a target of “net zero” greenhouse gas emissions and zero waste to external dedicated landfills by 2050 among other ESG-related commitments. In August, Tronox announced the reorganization of its Board committee structure to enhance oversight of ESG efforts. Most recently, Tronox achieved a Platinum Rating by EcoVadis, the highest level of recognition awarded and a validation of our efforts. This represents a significant improvement over the Company’s Silver Rating in 2019 and 2020 and puts Tronox in the top 1% of companies evaluated. The step change in Tronox’s 2021 rating reflects how deeply embedded sustainability and corporate social responsibility have become in its business practices and the advancements Tronox has made in its public disclosure on these topics.

Outlook

	FY 2022
	Low	High
Adjusted EBITDA	$1.025 billion	$1.125 billion
Reported diluted EPS[1]	$3.02	$3.52
Adjusted diluted EPS[1]	$3.08	$3.59
Free Cash Flow	$400 million

1.	Assumes a corporate effective tax rate of 20%, which may vary depending on jurisdiction of earnings and tax assets.

Mr. Turgeon concluded, “We anticipate strong demand trends to continue for both TiO2 and zircon, in addition to continued supply chain disruptions and inflation pressures including elevated commodity prices. Due to these ongoing cost pressures, we expect first quarter Adjusted EBITDA to be $230-$245 million, driven by higher cost of goods manufactured in the fourth quarter impacting our results in both the fourth and first quarters as those tons were sold. This trend is expected to reverse beginning in the second quarter as we have seen favorable manufacturing costs per ton in the first quarter versus the fourth.

“For the full year 2022, Tronox is reinstating its practice of providing annual guidance. We expect 2022 to be the year we meet and exceed our ambitious $1 billion EBITDA target as we expect margins to expand throughout the year. However, this does not represent a ceiling for our potential. We have significant runway ahead and expect to see earnings expansion driven by growing the top-line, reducing our cost per ton through high return capital projects, managing expenses, and leveraging our tax attributes. The record financial results of 2021 are evidence of our strengthened and differentiated business model, and we are confident this will continue to distinguish Tronox in 2022 and beyond.”

Webcast Conference Call

Tronox will conduct a webcast conference call on Thursday, February 17, 2022, at 8:00 a.m. ET (New York). The live call is open to the public via internet broadcast and telephone.

Internet Broadcast: http://investor.tronox.com

Dial-in Telephone Numbers:

United States: +1.866.270.1533

International: +1.412.317.0797

Conference Call Presentation Slides will be used during the conference call and will be available on our website: http://investor.tronox.com

Conference Call Replay: Available via the internet and telephone beginning on Feb 17, 2022, by 11:00 a.m. ET (New York), until Feb 22, 2022, 5:00 p.m. ET (New York)

Internet Replay: http://investor.tronox.com

Replay Dial-in Telephone Numbers:

United States: +1.877.344.7529

International: +1.412.317.0088

Replay Access Code: 9392015

About Tronox

Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

Cautionary Statement about Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance including the effects of the COVID-19 pandemic and anticipated synergies based on our growth and other strategies, anticipated completion of extensions and upgrades to our mining and operations, anticipated trends in our business, anticipated costs and benefits of project newTRON and Atlas Campaspe and the Company’s anticipated capital allocation strategy. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, business and market disruptions including those related to the COVID-19 pandemic, supply chain disruptions, market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, including as a result of the COVID-19 pandemic, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company's filings with the Securities and Exchange Commission.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Use of Non-GAAP Information

To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income attributable to Tronox, including its presentation on a per share basis, and a non-U.S. GAAP liquidity measure of Free Cash Flow. These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company's results presented in accordance with U.S. GAAP. The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company's financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results. The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP. A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Media Contact: Melissa Zona
+1.636.751.4057

Investor Contact: Jennifer Guenther
+1.646.960.6598

TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF INCOME (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales	$884	$783	$3,572	$2,758
Cost of goods sold	666	605	2,677	2,137
Gross profit	218	178	895	621
Selling, general and administrative expenses	84	84	318	347
Restructuring	-	-	-	3
Income from operations	134	94	577	271
Interest expense	(34)	(49)	(157)	(189)
Interest income	3	2	7	8
Loss on extinguishment of debt	(5)	(2)	(65)	(2)
Other income, net	6	7	12	26
Income before income taxes	104	52	374	114
Income tax (provision) benefit	(17)	5	(71)	881
Net income	87	57	303	995
Net income attributable to noncontrolling interest	4	12	17	26
Net income attributable to Tronox Holdings plc	$83	$45	$286	$969

Earnings per share:
Basic	$0.54	$0.31	$1.88	$6.76
Diluted	$0.52	$0.31	$1.81	$6.69

Weighted average shares outstanding, basic (in thousands)	153,935	143,621	152,056	143,355
Weighted average shares outstanding, diluted (in thousands)	159,837	147,254	157,945	144,906

Other Operating Data:
Capital expenditures	89	66	272	195
Depreciation, depletion and amortization expense	70	85	297	304

TRONOX HOLDINGS PLC
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO TRONOX HOLDINGS PLC  (U.S. GAAP)
TO ADJUSTED NET INCOME ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Net income attributable to Tronox Holdings plc (U.S. GAAP)	$83	$45	$286	$969
Transaction costs (a)	-	4	18	14
Restructuring (b)	-	-	-	3
Integration costs (c)	-	-	-	10
Loss on extinguishment of debt (d)	5	2	57	2
Pension settlement and curtailment gains (e)	-	(2)	-	(2)
Insurance proceeds (f)	-	(8)	-	(11)
Gain on asset sale (g)	-	-	(2)	-
Costs associated with former CEO retirement (h)	-	-	3	-
Costs associated with Exxaro deal (i)	5	-	6	-
Office closure costs (j)	3	-	3	-
Other (k)	-	2	2	4
Tax valuation allowance (l)	(8)	(10)	(8)	(903)
Brazilian tax credits (m)	(3)	-	(3)	-
Income tax expense - deferred tax assets (n)	-	(5)	-	(5)
Adjusted net income attributable to Tronox Holdings plc (non-U.S. GAAP) (1)(2)	$85	$28	$362	$81

Diluted net income per share (U.S. GAAP)	$0.52	$0.31	$1.81	$6.69

Transaction costs, per share	-	0.03	0.11	0.10
Restructuring, per share	-	-	-	0.02
Integration costs, per share	-	-	-	0.07
Loss on extinguishment of debt, per share	0.03	0.01	0.36	0.01
Pension settlement and curtailment gains, per share	-	(0.01)	-	(0.01)
Insurance proceeds, per share	-	(0.05)	-	(0.08)
Gain on asset sale, per share	-	-	(0.01)	-
Costs associated with former CEO retirement, per share	-	-	0.02	-
Costs associated with Exxaro deal, per share	0.03	-	0.04	-
Office closure costs, per share	0.02	-	0.02	-
Other, per share	-	0.01	0.01	0.03
Tax valuation allowance, per share	(0.05)	(0.07)	(0.05)	(6.24)
Brazilian tax credits, per share	(0.02)	-	(0.02)	-
Income tax expense - deferred tax assets, per share	-	(0.04)	-	(0.03)
Diluted adjusted net income per share attributable to Tronox Holdings plc (non-U.S. GAAP)	$0.53	$0.19	$2.29	$0.56

Weighted average shares outstanding, diluted (in thousands)	159,837	147,254	157,945	144,906

(a) Represents breakage fee and other costs associated with termination of TTI Transaction which were primarily recorded in "Other income (expense)" in the unaudited Consolidated Statements of Income.

(b) Represents amounts for employee-related costs, including severance, net of tax.

(c)  Represents Integration costs associated with the Cristal acquisition after the acquisition which were recorded in “Selling, general and administrative expenses” in the unaudited Consolidated Statements of Income, net of tax.

(d) 2021 amount represents the loss in connection with the following: 1) termination of its Wells Fargo Revolver, 2) amendment and restatement of its term loan facility including the new revolving credit facility, 3) termination of its Senior Notes due 2026, 4) termination of its Senior Notes due 2025, 5) issuance of its Senior Notes due 2029, and 5) certain discretionary prepayments made primarily on our new term loan in the US.  2020 amount represents a voluntary prepyament made on the Term Loan Facility.

(e) 2020 amount represents a curtailment gain due to the freezing of plan benefits partially offset by pension settlements.

(f) 2020 amount represents reimbursement from claims related to the Ginkgo concentrator failure we inherited as a part of the Cristal Transaction.

(g) Represents the gain on European Union carbon credits sold in March 2021 which were recorded in "Cost of goods sold" in the unaudited Consolidated Statements of Income..

(h) Represents costs associated with the retirement agreement of the former CEO, which includes $2 million for the acceleration of stock based compensation, which were recorded in "Selling, general and administrative expenses" in the unaudited Consolidated Statements of Income.

(i) Represents costs associated with the Exxaro flip-in transaction which are included in "Selling, general and administrative expenses" in the unaudited Consolidated Statements of Income.

(j) Represents impairments of our right-of-use assets associated with the early termination of our leases and other costs related to the closure of our Baltimore and New York City offices which are included in "Selling, general and administrative expenses" in the unaudited Consolidated Statements of Income.

(k) Represents other activity not representative of ongoing operations of the Company.

(l) 2021 amount represents the reversal of the tax valuation allowance associated with unlimited live deferred tax assets within our Saudi Arabia jurisdiction. 2020 amount represents the following items: i) the reversal of the tax valuation allowance of $909 million ($895 million in the third quarter of 2020, $14 million in the fourth quarter of 2020) associated with unlimited lived deferred tax assets within our U.S. jurisdiction, ii) the reversal of the tax valuation allowance of $6 million attributable to our operating subsidiary in Brazil, net of minority interest, during the fourth quarter of 2020 iii) a full valuation allowance of $2 million established against the deferred tax assets within our Saudi Arabia jurisdiction during the second quarter of 2020, and iv) a full valuation allowance of $10 million established against the deferred tax assets within our UK jurisdiction during the fourth quarter of 2020.

(m) Represents a portion of Brazilian tax credits realized during the current year generated from operations prior to the Cristal acquisition.

(n) Represents a charge to tax expense for the impact on deferred tax assets from a change in tax rates in a foreign tax jurisdiction.

(1) Only the restructuring, integration costs, loss on extinguishment of debt and office closure costs amounts have been tax impacted.  No income tax impacts have been given to other items as they were recorded in jurisdictions with full valuation allowances.

(2) Diluted adjusted net income per share attributable to Tronox Holdings plc was calculated from exact, not rounded Adjusted net income attributable to Tronox Holdings plc and share information.

TRONOX HOLDINGS PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	December 31, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$228	$619
Restricted cash	4	29
Accounts receivable (net of allowance of $4 in 2021 and $5 in 2020)	631	540
Inventories, net	1,048	1,137
Prepaid and other assets	132	200
Income taxes receivable	6	4
Total current assets	2,049	2,529
Noncurrent Assets
Property, plant and equipment, net	1,710	1,759
Mineral leaseholds, net	747	803
Intangible assets, net	217	201
Lease right of use assets, net	85	81
Deferred tax assets	985	1,020
Other long-term assets	194	175
Total assets	$5,987	$6,568

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$438	$356
Accrued liabilities	328	350
Short-term lease liabilities	26	39
Long-term debt due within one year	18	58
Income taxes payable	12	2
Total current liabilities	822	805
Noncurrent Liabilities
Long-term debt, net	$2,558	$3,263
Pension and postretirement healthcare benefits	116	146
Asset retirement obligations	139	157
Environmental liabilities	66	67
Long-term lease liabilities	55	41
Deferred tax liabilities	157	176
Other long-term liabilities	32	42
Total liabilities	3,945	4,697

Commitments and Contingencies
Shareholders’ Equity
Tronox Holdings plc ordinary shares, par value $0.01 — 153,934,677 shares issued and outstanding at December 31, 2021 and 143,557,479 shares issued and outstanding at December 31, 2020	2	1
Capital in excess of par value	2,067	1,873
Retained Earnings	663	434
Accumulated other comprehensive loss	(738)	(610)
Total Tronox Holdings plc shareholders’ equity	1,994	1,698
Noncontrolling interest	48	173
Total equity	2,042	1,871
Total liabilities and equity	$5,987	$6,568

TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Millions of U.S. dollars)

	Year Ended December 31,
	2021	2020
Cash Flows from Operating Activities:
Net income	$303	$995
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	297	304
Deferred income taxes	15	(899)
Share-based compensation expense	31	30
Amortization of deferred debt issuance costs and discount on debt	11	10
Loss on extinguishment of debt	65	2
Other non-cash affecting net income (loss)	36	65
Changes in assets and liabilities:
(Increase) decrease in accounts receivable, net	(108)	(49)
Decrease (increase) in inventories, net	53	(21)
Decrease (increase) in prepaid and other assets	53	(29)
Increase in accounts payable and accrued liabilities	53	17
Net changes in income tax payables and receivables	9	(2)
Changes in other non-current assets and liabilities	(78)	(68)
Cash provided by operating activities	740	355

Cash Flows from Investing Activities:
Capital expenditures	(272)	(195)
Insurance proceeds	1	1
Loans	-	(36)
Proceeds from the sale of assets	2	1
Cash used in investing activities	(269)	(229)

Cash Flows from Financing Activities:
Repayments of short-term debt	-	(13)
Repayments of long-term debt	(3,212)	(233)
Proceeds from short-term debt	-	13
Proceeds from long-term debt	2,472	500
Debt issuance costs	(37)	(10)
Call premium paid	(40)	-
Dividends paid	(65)	(40)
Restricted stock and performance-based shares settled in cash for taxes	(3)	(3)
Proceeds from the exercise of stock options	8	-
Cash (used in) provided by financing activities	(877)	214

Effects of exchange rate changes on cash and cash equivalents and restricted cash	(10)	(3)

Net (decrease) increase in cash and cash equivalents and restricted cash	(416)	337
Cash and cash equivalents and restricted cash at beginning of period	648	311
Cash and cash equivalents and restricted cash at end of period	$232	$648

TRONOX HOLDINGS PLC
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Net income (U.S. GAAP)	$87	$57	$303	$995
Interest expense	34	49	157	189
Interest income	(3)	(2)	(7)	(8)
Income tax provision (benefit)	17	(5)	71	(881)
Depreciation, depletion and amortization expense	70	85	297	304
EBITDA (non-U.S. GAAP)	205	184	821	599
Share-based compensation (a)	8	11	31	30
Transaction costs (b)	-	4	18	14
Restructuring (c)	-	-	-	3
Integration costs (d)	-	-	-	10
Loss on extinguishment of debt (e)	5	2	65	2
Foreign currency remeasurement (f)	(2)	6	(16)	(4)
Pension settlement and curtailment gains (g)	-	(2)	-	(2)
Costs associated with Exxaro deal (h)	5	-	6	-
Costs associated with former CEO retirement (i)	-	-	1	-
Gain on asset sale (j)	-	-	(2)	-
Office closure costs (k)	3	-	3	-
Insurance proceeds(l)	-	(8)	-	(11)
Other items (m)	9	7	20	27
Adjusted EBITDA (non-U.S. GAAP)	$233	$204	$947	$668

(a) Represents non-cash share-based compensation.

(b) 2021 amount represents the breakage fee and other costs associated with the termination of the TTI Transaction which were primarily recorded in "Other income" in the unaudited Consolidated Statements of Income.  2020 amount represent transaction costs associated with the TTI Transaction which were recorded in “Selling, general and administrative expenses” in the unaudited Consolidated Statements of Income.

(c) Represents amounts for employee-related costs, including severance, which were recorded in "Restructuring" in the unaudited Consolidated Statement of Income.

(d) 2020 amount represents integration costs associated with the Cristal acquisition after the acquisition which were recorded in “Selling, general and administrative expenses” in the unaudited Consolidated Statements of Income.

(e) 2021 amount represents the loss in connection with the following: 1) termination of its Wells Fargo Revolver, 2) amendment and restatement of its term loan facility including the new revolving credit facility, 3) termination of its Senior Notes due 2026 and its Senior Notes due 2025, 4) issuance of its Senior Notes due 2029 and 5) several voluntary prepayments made on the New Term Loan Facility. 2020 amount represents the loss in connection with the voluntary prepayment of our Prior Term Loan Facility.

(f) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other income (expense), net” in the unaudited Consolidated Statements of Income.

(g) 2020 amount represents a curtailment gain due to the freezing of plan benefits partially offset by pension settlements.

(h) Represents costs associated with the Exxaro flip-in transaction which are included in "Selling, general and administrative expenses" in the unaudited Consolidated Statements of Income.

(i) Represents costs, excluding stock-based compensation, associated with the retirement agreement of the former CEO which were recorded in "Selling, general and administrative expenses" in the unaudited Consolidated Statements of Income.  The $2 million of share based compensation expense associated with the former CEO is included in the total share-based compensation amounts of $31 million in the table above.

(j) Represents the gain on European Union carbon credits sold in March 2021 which were recorded in "Cost of goods sold" in the unaudited Consolidated Statements of Income.

(k) Represents impairments of our right-of-use assets associated with the early termination of our leases and other costs related to the closure of our Baltimore and New York City offices which are included in "Selling, general and administrative expenses" in the unaudited Consolidated Statements of Income.

(l) 2020 amount represents reimbursement from claims related to the Ginkgo concentrator failure we inherited as a part of the Cristal Transaction.

(m) Includes noncash pension and postretirement costs, asset write-offs, accretion expense and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other income (expense), net” in the unaudited Consolidated Statements of Income.

TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

The following table reconciles cash used in operating activities to free cash flow for the year ended December 31, 2021:

Consolidated
Cash provided by operating activities	$740
Capital expenditures	(272)
Free cash flow (non-U.S. GAAP)	$468